FORM 15

                SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C.  20549

Certification and Notice of Termination of Registration under
Section 12(g) of the Securities Exchange Act of 1934 or
Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                  Commission File Number 0-22742

                        GFS Bancorp, Inc.
                 -------------------------------
      (Exact name of registrant as specified in its charter)

             1025 Main Street, Grinnell, IA 50112
                       (515) 236-3121
                     ------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Common Stock
                      ----------------------
     (Title of each class of securities covered by this Form)

                               n/a
                          -------------
  Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
Rule 12g-4(a)(1)(i)    [ x ]     Rule 12h-3(b)(1)(ii)  [   ]
Rule 12g-4(a)(1)(ii)   [   ]     Rule 12h-3(b)(2)(i)   [   ]
Rule 12g-4(a)(2)(i)    [   ]     Rule 12h-3(b)(2)(ii)  [   ]
Rule 12g-4(a)(2)(ii    [   ]     Rule 15d-6            [   ]
Rule 12h-3(b)(1)(i)


     Approximate number of holders of record as of the
certification or notice date:   1

     Pursuant to the requirements of the Securities Exchange Act of 1934 GFS Bancorp, Inc. has caused this certification/ notice to be signed on its behalf by the undersigned duly authorized person.

Date:  April 20, 1998       By: /s/ Barry E. Backhaus
                                ---------------------------------
                                Barry E. Backhaus, President and
                                 Chief  Executive Officer
                                (name and title)


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